UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 23, 2018

MADISON VENTURES INC.
(Exact name of registrant as specified in its charter)

Nevada	333-188753	n/a
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1810 E Sahara Ave Suite 583 Las Vegas, NV	89104
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (866) 239-0577

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 23, 2018, the Board of Directors appointed William Shawn Clark as our Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer as well as our Sole Director. Concurrent with Mr. Clarks’ appointment, Eugenio Gregorio resigned as Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer as well as our Sole Director. Mr. Clark is now our sole officer and director.

Mr. Clark has had a wide variety of hands-on field training in a number of different markets that have given him a solid background in the operation and day-to-day management of a manufacturing company. From 2001 to 2004 Mr. Clark sold insurance for American Income Life Insurance Company. From 2004 - 2012 he worked for a Central Florida mechanical contracting company, Industrial Engineering, where he fabricated, repaired, and serviced large industrial steam systems for institutional building clientele. There, during his eight years of employment, he went from hands-on boilermaker work, which included pipe fitting and welding, to advancing on within the company to project management and technical sales and design specialist. In 2009, while still working for Industrial Engineering Company, he founded the company Waste Oil Solutions. Waste Oil Solutions built steel containers for collecting ‘spent’ or ‘used’ vegetable oil from 300+ restaurant accounts across Florida, and then processed the used restaurant oil into biofuel for sale to the commodities market dependent on many market variables at the time. Mr. Clark sold the company in 2013 to a larger competitor within the same market segment. In 2013, Mr. Clark founded Firetainment Inc., www.firetainment.com, a manufacturing company located in Central Florida producing luxury hand crafted outdoor furniture and ancillary products.

Mr. Clark does not have any agreement, arrangement or understanding with the Company in connection with being appointed a director or to the offices of President, Secretary, Treasurer or Director.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MADISON VENTURES INC.

Date: April 27, 2018	By:	/s/ William Shawn Clark
	Name:	William Shawn Clark
	Title:	President, CEO, CFO, Secretary, and Treasurer (principal executive officer, principal financial officer and principal accounting officer)

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